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                                                                    Exhibit 4(b)


                              CONSULTING AGREEMENT


                  CONSULTING AGREEMENT made this 25th day of June 1997 (the "Agreement"), by and among GRAHAM-FIELD HEALTH PRODUCTS, INC., a Delaware corporation (the "Company"; the Company and its "affiliates" (as hereinafter defined) are collectively referred to hereinafter as the "Company"), with offices at 400 Rabro Drive East, Hauppauge, New York 11788, Peek Brothers Enterprises, Inc., a Colorado corporation with offices at 604 W. Oakwood Lane, Castle Rock, Colorado 80104 (the "Consulting Entity"), Gregory A. Peek, an individual residing at 604 W. Oakwood Lane, Castle Rock, Colorado 80104, and Michael L. Peek, an individual residing at 3695 Greenwood Road, Sedalia, Colorado 80135.

                              W I T N E S S E T H:

                  WHEREAS, the Company has entered into an Agreement and Plan of Merger dated as of June 25, 1997 (the "Merger Agreement"), by and among the Company, LaBac Acquisition Corp., a wholly-owned subsidiary of the Company, LaBac Systems, Inc. ("LaBac"), Gregory A. Peek, and Michael L. Peek;

                  WHEREAS, all of the capital stock of the Consulting Entity is owned by Gregory A. Peek and Michael L. Peek (the "Principal Stockholders");

                  WHEREAS, the Merger Agreement provides that, as a condition of the Closing, the parties hereto enter into this Agreement;

                  WHEREAS, simultaneously herewith, the Company is entering into a Non-Competition Agreement with each Principal Stockholder (the
"Non-Competition Agreements"), in the form of Exhibit B hereto; and

                  WHEREAS, unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to such terms in the Merger Agreement.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

                  1. TERM OF CONSULTANCY. The term of the consultancy with the Consulting Entity (the "Term") shall be for a period of three (3) years commencing on June 25, 1997 (the "Effective Date"), unless terminated earlier pursuant to Section 4 of this Agreement.

                  2. COMPENSATION. For all services rendered by the Consulting Entity pursuant to Section 3(a), the Consulting Entity shall receive in the aggregate the following:
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                           (a) During the Term, the Company shall pay a
                  consulting fee of $275,000 per annum to the Consulting Entity for such consulting services rendered to the Company, which will be paid in equal quarterly installments of Sixty Eight Thousand Seven Hundred Fifty Dollars ($68,750) on September 30, December 31, March 30 and June 30, during each year of the Term. The Company shall pay to the Consulting Entity a pro rata portion of such amount for any partial quarter during which the Consulting Entity provided such consulting services.

                           (b) During the Term, the Company shall reimburse the
                  Consulting Entity against receipts for reasonable business expenses incurred in connection with the performance of services set forth in Section 3(a), provided, that the prior approval of the Company shall be required for any such expense in excess of $1,000. The Consulting Entity agrees to submit to the Company such documentation as may be required by the Company in accordance with its standard practices to substantiate such expenses.

                           (c) Notwithstanding paragraph (a) above, the Company
                  shall have an unlimited right of set-off against all payments to be made hereunder to the Principal Stockholders in the event the Company makes any payment relating to indebtedness described in Section 9.15 of the Merger Agreement.

                  3. DUTIES; NEW PRODUCTS. (a) During the Term, the Consulting Entity shall cause each of the Principal Stockholders to use his good faith reasonable efforts to perform duties and assignments as consultants to the Company at the request of the Company including: researching, developing, reviewing and commenting on the Company's products and services; being on call for, and providing, technical assistance on programs or issues as set forth by the Company from time to time; assisting the Company with its sales and marketing efforts; assisting the Company with its customer relations and other duties and assignments as may be determined by the Company from time to time which are reasonably necessitated by, and consistent with, the foregoing duties. The Consulting Entity shall cause the Principal Stockholders, collectively, to be available for not less than eighty (80) business days (which specific days shall be agreed to between the Principal Stockholders and the Company upon prior reasonable notice; the division of the eighty (80) days of duties between the Principal Stockholders to be decided by the Principal Stockholders, in their sole discretion) during each twelve (12) month period commencing on January 1, 1998 for the performance of the above-described duties. The Principal Shareholders shall have the right to decline any duties or assignments which they believe, in good faith, are foreign to their expertise and experience. Notwithstanding the foregoing, during the period commencing on the date hereof through December 31, 1997 (the "Initial Period"), each of the Principal Stockholders shall continue to perform duties and services for LaBac which are substantially comparable to those duties and services performed by each of them for LaBac immediately prior to the date hereof. During the Initial Period, each of the Principal Stockholders will devote substantially the same number of hours and days to the performance of their duties, as were provided by each of them immediately prior to the date hereof.


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                  (b) In addition to the services provided pursuant to Section
3(a) above, the Consulting Entity and the Principal Stockholders may, during the Term, develop ideas, original works of authorship and articles of invention related to durable medical products, wheelchairs and/or wheelchair seating systems (each, a "Peek Product"). A Peek Product may be (1) a new idea or new improvement which significantly enhances the products of the Company or (2) an original, patentable work. Specific provisions relating to Peek Products are set forth in Exhibit A.

                  4.       TERMINATION; EVENTS UPON TERMINATION/EXPIRATION.

                           (a) The Consulting Agreement may be terminated under the following circumstances:

                                    (i) The Consulting Agreement may be
                           terminated by the Consulting Entity at any time on not less than thirty (30) days' prior written notice following the first (1st) anniversary date of the Closing.

                                    (ii) The Company may terminate the
                           Consulting Agreement at any time for Cause. For purposes of this Agreement, the term "Cause" shall mean: (A) gross negligence of either of the Principal Stockholders in the performance of their duties hereunder, (B) willful neglect of the duties of the Principal Stockholders (all duties of the Principal Stockholders hereunder being collective, and performable by either of the Principal Stockholders as they may determine) which continues after written notice by the Company, (C) the commission of any felony involving violence, drugs, dishonesty or a breach of trust by either of the Principal Stockholders, (D) any misappropriation of any property to the Company (whether or not a felony or misdemeanor), or any embezzlement of the Company's property by either of the Principal Stockholders, (E) the material breach of any of the covenants contained herein which remains uncured twenty (20) days after written notice of such breach by the Company.

                           (b) Upon any termination of the Consulting Agreement
                  under Section 4(a) of this Agreement, the Consulting Entity shall be entitled to receive solely all amounts and benefits to be paid or provided by the Company under this Agreement to the date of such termination and reimbursement of expenses, in accordance with Section 2(b) above, incurred prior to the date of such termination, and the Company shall have the right in accordance with Section 3(b) and Exhibit A to commercialize any Peek Product which had been previously offered to the Company and to which the Company has not rejected its final opportunity to commercialize such product pursuant to Section 4 of Exhibit A.



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                           (c) At the expiration or earlier termination of the
                  Agreement, the Consulting Entity and the Principal Shareholders shall immediately turn over to the Company all Work Product, including work-in-progress, working papers, descriptions, reports, notes and data.

                  5. CONFIDENTIAL INFORMATION. Each of the Principal Stockholders and the Consulting Entity expressly covenants and agrees that it will not at any time, during or after the Term of this Agreement, directly or indirectly, use or permit the use of any trade secrets, confidential information, or proprietary information (including, without limitation, customer lists, costing information, technical information, software techniques, business plans, marketing data, financial information or similar items) of, or relating to, the Company (collectively, the "Confidential Information"), in connection with any activity or business, whether for its own account or otherwise (except solely for the business of the Company), and will not divulge such Confidential Information to any person, firm, corporation or other entity whatsoever except as necessary for the performance of duties and assignments as consultants to the Company under the terms of this Agreement. In the event the Principal Stockholders or the Consulting Entity is requested pursuant to, or required by, applicable law or regulation or regulatory authority or by legal process to disclose any of the Confidential Information, the Principal Stockholders or the Consulting Entity, as the case may be, hereby agrees to provide the Company with prompt written notice of such request or requirement in order to enable the Company to seek an appropriate protective order or other remedy, to consult with the Company with respect to taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Agreement. If in the absence of a protective order the Principal Stockholders or the Consulting Entity is compelled to disclose Confidential Information, the Principal Stockholders or the Consulting Entity, as the case may be, may make such disclosure hereunder, provided that the Principal Stockholders or the Consulting Entity, as the case may be, gives the Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable. In any such event, the Principal Stockholders and the Consulting Entity will each use its reasonable efforts to ensure that all Confidential Information that is so disclosed will be accorded confidential treatment. Any information which (i) is or becomes known to the public without breach by the Principal Stockholders or the Consulting Entity of any of the terms hereof or of the common law duties of the Principal Stockholders and the Consulting Entity, (ii) is developed independently by the Principal Stockholders without reference to any Confidential Information, or (iii) is or becomes available to the Principal Stockholders, is not bound by a confidentiality agreement with the Company prohibiting such disclosure, shall not be deemed to be Confidential Information.

                  6. OWNERSHIP BY COMPANY. Each of the Principal Stockholders and the Consulting Entity acknowledge and agree that (1) all work product created, produced or conceived in response to specific projects assigned to the Consulting Entity by the Company in writing and (2) all Peek Products, except those Peek Products to which the Company has not exercised its right to commercialize pursuant to Section 3(b) and Exhibit A (collectively, "Work Product") shall be deemed work made for hire and shall be deemed owned exclusively by the Company. To the extent that title to any such Work Product may not vest in the Company by


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operation of law, or such Work Product may not be considered a work made for hire, all right, title and interest therein are hereby irrevocably assigned to the Company. Without limiting the generality of the foregoing, each of the Principal Stockholders and the Consulting Entity agree that the Company shall have and possess all proprietary rights, patent rights, copyright rights and trade secret rights as may exist in such Work Product or as which are inherent therein or appurtenant thereto. Each of the Principal Stockholders and the Consulting Entity agree to execute and deliver all documents and perform all services required by the Company to document or perfect the Company's proprietary rights in and to such Work Product.

                  7. OWNERSHIP OF CONSULTING ENTITY. The Principal Stockholders hereby covenant and agree that, during the Term they will (i) cause the Consulting Entity to comply with all of its obligations under this Agreement,
(ii) maintain complete beneficial ownership of all of the outstanding capital stock of the Consulting Entity between themselves and any Related Party, (iii) not encumber or permit the encumbrance of any such capital stock and (iv) not grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any such capital stock. "Related Party" means with respect to a Principal Stockholder (a) the spouse, parent, children (by blood or adoption), other descendants (by blood or adoption), stepchildren and in-laws of the Principal Stockholder or a trust for any of their benefit, (b) each trust, corporation, partnership or other entity of which the Principal Stockholder or any Related Parties under any clauses of this definition owns beneficially 80% or more the stock or voting interests, (c) in the case of a deceased Principal Stockholder or other person that was immediately prior to his or her death a Related Party under any clause of this definition, whether by will or intestacy, the heirs, legatees, devisees, distributees, personal representatives or estate of such deceased Principal Stockholder or such this definition, whether by will or intestacy, the heirs, legatees, devisees, distributees, personal representatives or estate of such deceased Principal Stockholder or such deceased person, (d) in the case of any stepchildren or in-laws, any person who had that status at the time of receiving any stock or voting interests, or (e) any former spouse receiving stock or voting interests in a dissolution of marriage.

                  8. REMEDIES; INDEMNIFICATION. (a) In the event of the breach by the Principal Stockholders or the Consulting Entity of any of the terms and conditions of Section 5 of this Agreement, then the Company shall be entitled, if it so elects, to institute and prosecute any proceedings in any court of competent jurisdiction, either in law or equity, for relief, including, without limiting the generality of the foregoing, any proceedings to obtain provable damages for any breach of this Agreement, to enforce the specific performance thereof by the Principal Stockholders and the Consulting Entity, as the case may be, or to obtain an injunction against the commission, threatened commission or continuance of any such breach or threatened breach. The prevailing party or parties in any such action or proceeding shall be entitled to recover from the other party or parties their reasonable attorneys' fees and expenses in prosecution or defense of such action or proceeding.

                  (b) Subject to the provisions of Section 9.4 below, the Consulting Entity shall, at its own expense, indemnify and hold harmless the Company, its subsidiaries, affiliates and assignees, and their directors, officers, employees and agents, and defend any action brought


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against same with respect to any claim, demand, cause of action, debt or liability, including attorneys' fees, to the extent based upon (i) arising from the gross negligence or willful misconduct of the Principal Stockholders or the Consulting Entity, or (ii) personal injury or property damage caused by the fault or negligence of the Consulting Entity or the Principal Stockholders while engaged in performing services under this Agreement. However, notwithstanding the foregoing, it is understood that the Company has the responsibility for determining whether any Work Product infringes or violates any patents, copyrights, trade secrets, licenses or other property rights of any third party and for testing designs and products, unless either of the Principal Stockholders knew or had reason to know, without any obligation of investigation or inquiry, of any such infringement or violation.

                  9. GENERAL.

                  9.1 APPLICABLE LAW. This Agreement shall, in all respects, be governed by the laws of the State of New York without giving effect to conflicts of law principles.

                  9.2 SURVIVAL. Except as otherwise provided herein, the parties hereto agree that the covenants contained in Sections 5 and 6 hereof, and the remedies and indemnification provisions of Section 8, shall survive the termination of this Agreement. In addition, the parties hereto agree that any compensation or right which shall have accrued to the Consulting Entity as of the date of any termination of this Agreement shall survive any such termination and shall be paid when due to the extent accrued on the date of such termination.

                  9.3 INDEPENDENT REPRESENTATION. Each of the Principal Stockholders and the Consulting Entity acknowledge that it has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and each of the Principal Stockholders and the Consulting Entity represent and warrant to the Company (a) that it has sought such counsel and advice as he or it has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby; and (b) that it has not relied on any representation of the Company as to tax matters or as to the consequences of the execution hereof.

                  9.4 INDEMNIFICATION. The Company hereby agrees to indemnify and hold each of the Principal Stockholders and the Consulting Entity, and any subsidiaries of the Consulting Entity and the affiliates, assignees, directors, officers, employees and agents of the foregoing, harmless from and against any and all costs, expenses (including attorneys fees), liabilities, losses, damages, fines, penalties, judgments and amounts paid in settlement ("Losses"), that are incurred or suffered by the Principal Stockholders or the Consulting Entity or any of the other indemnified parties stated above and which arise from the Principal Stockholders or the Consulting Entity's services to the Company or services performed at the request of the Company. As part of the foregoing and without limiting the foregoing, the Company agrees to indemnify and hold each of the Principal Stockholders, the Consulting Entity and the other indemnified parties stated above harmless from and against any and all Losses to the extent based upon (i) a claim that any Work Product infringes or violates any patents, copyrights, trade secrets, licenses, or other property



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rights of any third party, or (ii) personal injury or property damage caused by any actual or alleged defect in design, function, material or workmanship of any Work Product or any product derived therefrom. Notwithstanding the foregoing, the Company shall not be required to indemnify the Principal Stockholders or the Consulting Entity in respect of Losses arising from the gross negligence or willful misconduct of the Principal Stockholders or the Consulting Entity.

                  9.5 NOTICES. Any and all notices required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally, by telex, facsimile transmission, same day delivery service, overnight expedited delivery service, or if deposited in the United States Mail, certified or registered, postage prepaid, return receipt requested. If notice is served personally, notice shall be deemed effective upon receipt. If notice is served by telex or by facsimile transmission, notice shall be deemed effective upon transmission, provided that such notice is confirmed in writing by the sender within one day after transmission. If notice is served by same day delivery service or overnight expedited delivery service, notice shall be deemed effective the day after it is sent, and if notice is given by United States mail, notice shall be deemed effective on the date of acceptance or rejection as indicated on the return receipt. In all instances, notice shall be sent to the parties at the following addresses:

                           If to the Company:

                           Graham-Field Health Products, Inc.
                           400 Rabro Drive East
                           Hauppauge, New York  11788
                           Telecopy No.:  (516) 582-5608
                           Attention: Mr. Irwin Selinger
                                            Chairman of the Board and
                                            Chief Executive Officer

                           with a copy to:

                           Richard S. Kolodny, Esq.
                           Vice President and General Counsel
                           Graham-Field Health Products, Inc.
                           400 Rabro Drive East
                           Hauppauge, New York   11788
                           Telecopy No.:  (516) 439-5635

                           If to the Principal Stockholders:

                           Mr. Gregory A. Peek
                           604 W. Oakwood Lane
                           Castle Rock, Colorado   80104
                           Telecopy No.:  (303) 799-8130


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                           Mr. Michael L. Peek
                           3695 Greenwood Road
                           Sedalia, Colorado   80135
                           Telecopy No.:  (303) 799-8130

                           with a copy to:

                           Mark R. Levy, Esq.
                           Holland & Hart, LLP
                           Suite 3200
                           555 Seventeenth Street
                           Denver, Colorado  80202-3979
                           Telecopy No.:  (303) 295-8261

                           If to the Consulting Entity:

                           Mr. Gregory A. Peek
                           604 W. Oakwood Lane
                           Castle Rock, Colorado 80104

                           with a copy to:

                           Mark R. Levy, Esq.
                           Holland & Hart, LLP
                           Suite 3200
                           555 Seventeenth Street
                           Denver, Colorado  80202-3979
                           Telecopy No.:  (303) 295-8261


                  Any party may change its address for the purpose of receiving notices by a written notice given to the other party.

                  9.6 MODIFICATIONS OR AMENDMENTS. No amendment, change or modification of this document shall be valid unless in writing and signed by all of the parties hereto.

                  9.7 WAIVER. No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof.

                  9.8 SUCCESSORS AND ASSIGNS. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their successors and assigns. However, no party shall voluntarily assign any rights hereunder, or delegate any duties hereunder, except upon the prior written consent of the other; provided, however, that the Consulting Entity may assign, as collateral or otherwise, its rights to receive payments hereunder.


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                  9.9 SEPARATE COUNTERPARTS. This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument.

                  9.10 HEADINGS. The captions appearing at the commencement of the sections hereof are descriptive only and are for convenience of reference. Should there be any conflict between any such caption and the section at the head of which it appears, the substantive provisions of such section and not such caption shall control and govern in the construction of this document.

                  9.11 FURTHER ASSURANCES. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

                  9.12 ENTIRE AGREEMENT. This Agreement, together with the Non-Competition Agreements, constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GRAHAM-FIELD HEALTH                         PEEK BROTHERS
 PRODUCTS, INC.                                ENTERPRISES, INC.


By:                                          By:
     ---------------------------                  -----------------------------
Name:                                        Name:
     ---------------------------                  -----------------------------
Title:                                       Title:
     ---------------------------                  -----------------------------



     ---------------------------                  -----------------------------
     GREGORY A. PEEK                              MICHAEL L. PEEK





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                                    EXHIBIT A

                                  PEEK PRODUCTS


                  1. Submission. For each Peek Product, the Consulting Entity shall provide the Company with a written description (the "Evaluation Material") that contains sufficient detail to enable the Company to evaluate whether such Peek Product significantly enhances or complements the Company's existing products. The Consulting Entity shall not disclose the Evaluation Material to any other party for any purpose and shall keep Evaluation Material strictly confidential. The Consulting Entity shall submit to the Company Evaluation Material only for Peek Products which are original and non-obvious and which, to the knowledge of the Consulting Entity, do not infringe any patent, trademark, copyright or other proprietary rights of any other party. Upon the Company's request, the Consulting Entity shall provide the Company with samples, specimens, or reasonable facsimiles thereof (each, a "Sample"), of the applicable Peek Product for the Company's review.

                  2. Acceptance. The Company shall, within ninety (90) days after its receipt of the Evaluation Material or its receipt of the applicable Sample, notify the Consulting Entity of its decision to accept or reject a Peek Product for commercialization. If the Company accepts a Peek Product, the Company shall pay the Consulting Entity a royalty for such Peek Product as provided in Section 3 below, and the Consulting Entity shall assign, transfer and convey all of its right, title and interest in and to the Peek Product to the Company. If the Company rejects a Peek Product, then the provisions of
Section 4 below shall apply.

                  3. Royalties.

                  (a) In the event the Company accepts a Peek Product, the parties shall in good faith mutually determine the appropriate royalty payable by the Company to the Consulting Entity with respect thereto. The amount of the royalty shall be set forth in an addendum to the Agreement. The royalty shall be based upon a percentage of the net sales (i.e., gross sales less returns, discounts and allowances) of each Peek Product, provided, however, in no event shall the royalty percentage exceed 10% of the net sales of such Peek Product. Notwithstanding the terms of Section 2 of this Exhibit A, if, following good faith negotiations, the parties are unable to mutually determine the appropriate royalty, the Company shall be deemed to have made a decision to reject the Peek Product.

                  (b) The Company shall render quarterly statements in September, December, March and June in each year of the Term following the first sale or other commercial exploitation of each Peek Product in accordance with the Company's regular accounting practices, showing (1) the gross sales and net sales of Peek Product(s) and (2) amounts due the Consulting Entity for the previous quarterly period. Statements rendered hereunder shall be final and binding upon the Consulting Entity unless objected to in writing setting forth the specific objections thereto and the basis for such objections, within two years after the date the statement was rendered.



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                  (c) If total royalties due and payable are less than $1,000, the Company may defer the rendering of payment until such regular payment date as at least such sum shall be due and payable to the Consulting Entity.

                  (d) The Company shall make payments of amounts set forth in this Section until expiration of the Term or earlier termination of the Agreement.

                  4. Option for Rejected Products. If the Company rejects a Peek Product for commercialization, then the Consulting Entity may, directly or indirectly through agreements with others, manufacture, sell and/or distribute the rejected Peek Product; provided, however, that the sales volume of that Peek Product does not exceed a total of twelve (12) units in any twelve-month period, and provided further that the Company shall be granted a second and final opportunity to commercialize the rejected Peek Product on an exclusive basis following the sale of the initial twelve (12) units. If, within ninety (90) days after its receipt of the Evaluation Materials, the Company has not notified the Consulting Entity of its decision to accept the Peek Product for commercialization, then the Principal Stockholders may, directly or indirectly through agreements with others, manufacture, sell and/or distribute the rejected Peek Product, but only not in violation of the terms and conditions of the Non-Competition Agreements.



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                                    EXHIBIT B

                            NON-COMPETITION AGREEMENT





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